Exhibit 10.1

Certain portions of this Exhibit have been redacted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[***]” to indicate where redactions have been made. The marked information has been redacted because it is both (i) not material and (ii) is the type of information the Corporation treats as private and confidential.

DEBT CONVERSION AND INTEREST PAYMENT AGREEMENT

This Debt Conversion and Interest Payment Agreement (this “Agreement”), dated March 18, 2025 (the “Effective Date”), is entered into by and between Aptose Biosciences Inc., a corporation incorporated pursuant to the Canada Business Corporations Act (the “Company”), and Hanmi Pharmaceutical Co., Ltd. (the “Lender”), a corporation incorporated under the laws of the Republic of Korea. The Company and the Lender are sometimes referred to herein individually as a “Party” and together as the “Parties.”

WHEREAS, the Lender has loaned certain amounts (the “Indebtedness Amount”) to the Company pursuant to that certain Facility Agreement, dated as of August 27, 2024, by and between the Company and the Lender (the “Facility Agreement”);

WHERAS, the Company aims to raise fifteen million United States Dollars (“USD”) (USD 15,000,000) (the “Capital Raise”), not including the amount being converted pursuant to this Agreement, through At-the-Market offerings, Committed Equity Facility, and/or private and/or public offerings following the Company’s filing of a registration statement on Form S-1 with the U.S. Securities and Exchange Commission (the “Commission”) or equivalent;

WHEREAS, pursuant to the terms of the Facility Agreement, the Company is obliged to use the Indebtedness Amount solely for Tuspetinib-related business operations;

WHEREAS, pursuant to the terms of the Facility Agreement, the Parties agreed that upon entering into a definitive collaboration agreement in respect of the achievement of certain business milestones by the Company (the “Collaboration”), the then balance of the Indebtedness Amount and accrued and unpaid interest would be converted into the Lender’s prepayment of future milestone obligations under the Collaboration;

WHEREAS, the Parties hereby acknowledge and agree that (i) they have engaged in good faith in a negotiation regarding (a) executing the Collaboration by June 30, 2025 and (b) determining the mutually agreeable method of the future treatment of the remaining Indebtedness Amount, including both the principal and the accrued interest thereon; and (ii) notwithstanding any provisions or understandings set forth in the Facility Agreement, this Agreement or otherwise, unless and until a definitive agreement has been executed establishing specific terms and conditions relating thereto, there shall be no obligations under the Facility Agreement, this Agreement or otherwise with respect to the Collaboration;

WHEREAS, the Parties have agreed, on the terms and subject to the conditions set forth herein, to convert such portion of the Indebtedness Amount specified on Exhibit A hereto (such portion, the “Conversion Amount”) into common shares of the Company (the “Common Shares”) in the amount set forth next to the Lender’s name on Exhibit A (the “Conversion”, and such Common Shares being received by the Lender in the Conversion, the “Conversion Shares”);

WHEREAS, the Company and the Lender have agreed to execute this Agreement to evidence their agreement with respect to the Conversion and the issuance of the Common Shares, as further specified herein;

WHEREAS, the Parties previously entered into that certain Investor’s Rights Agreement, dated as of September 6, 2023, as amended and restated by that certain Amended and Restated Investor’s Rights Agreement, dated as of January 25, 2024, by and between the Company and the Lender (as so amended and restated, the “Original IRA”), setting forth certain rights of the Lender with respect to the Company; and

WHEREAS, the Company and the Lender desire to amend and restate the Original IRA, effective upon the Conversion, by entering into a Second Amended and Restated Investor’s Rights Agreement, by and between the Company and the Lender, substantially in the form attached as Exhibit B hereto (as the same may be further amended, restated or modified from time to time in accordance with its terms, the “Second A&R IRA” and together with this Agreement, the “Transaction Documents”).

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements of the Parties set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Conversion of Conversion Amount; Issuance of Common Shares. The Parties hereby agree that, as of the Effective Date, the Conversion Amount shall be converted into the Conversion Shares as provided in Exhibit A attached hereto. The Company shall, concurrently with the Conversion, at the direction of the Lender, (i) issue the Conversion Shares as a non-certificated book position, in which case the Lender will not receive definitive certificates representing such Conversion Shares and instead will receive only a written confirmation from the transfer agent, or (ii) deliver to the Lender definitive certificates representing the Conversion Shares. The Lender shall have delivered to the Company, prior to the date hereof, its duly executed counterpart to the Second A&R IRA, and the Company shall deliver, concurrently with the Conversion, the Second A&R IRA, duly executed by the Company and the Lender, together with a schedule or annex thereto setting forth all Common Shares and warrants to Purchase Common Shares (“Warrants”) owned by the Lender and its affiliates and any other persons acting as a group together therewith immediately following the Conversion.

2. 1Q 2025 Interest Payment. Without prejudice to the Company’s obligations with respect to interest payments as set forth in the Facility Agreement in respect of all other Interest Periods (as defined therein), the interest payment for the Interest Period commencing on December 21, 2024 and ending on March 31, 2025:

2.1 may be made on or before the final closing date of the Capital Raise; and

2.2 shall not be regarded as being subject to default interest pursuant to Section 5 of the Facility Agreement notwithstanding the date of payment, provided that the interest payment is made no later than June 27, 2025, failing which such interest payment shall be regarded as being in default and subject to the default interest rate pursuant to Section 5 of the Facility Agreement. Such interest payment by the Company shall be made via wire transfer to the bank account designated by the Lender.

3. Additional Conversion.

3.1 Following the conversion of the Conversion Amount as provided in Section 1 above and the completion of the Capital Raise, the Parties agree to convert the remaining Indebtedness Amount into Common Shares; provided, that (i) the amount to be converted shall be determined by the Lender in its discretion, with the closing of any such additional conversion to occur upon three business days prior notice by the Lender to the Company, (ii) the conversion price for such additional conversion shall be determined based on the average closing price of the Common Shares on the Nasdaq National Market for the five trading days immediately prior to such notice and (iii) the Lender’s Ownership Interest (as defined below) immediately after the conversion shall not exceed 19.99% (the “Ownership Cap”). Thereafter, the Lender may or may not, in its sole discretion, further convert any portion of the remaining Indebtedness Amount into Common Shares in accordance with the foregoing, provided, that the Lender’s Ownership Interest immediately after such additional conversion does not exceed the Ownership Cap.

3.2 For the purposes of this Section 3, “Lender’s Ownership Interest” means the number of Common Shares beneficially owned by the Lender and its affiliates and any other persons acting as a group together therewith, which shall include the number of Common Shares issuable upon exercise of any Warrants with respect to which such determination is being made, but shall exclude the number of Common Shares which would be issuable upon (i) exercise of the remaining, nonexercised portion of any Warrants beneficially owned by the Lender or any of its affiliates and any other persons acting as a group together therewith and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Lender or its affiliates and any other persons acting as a group together therewith. For the avoidance of doubt, the calculation of Lender’s Ownership Interest hereunder shall be done in accordance with the Company’s Organizational Documents and appliable law and stock exchange and other regulation.

3.3 For clarification, the Company’s obligations, and representations and warranties, hereunder in connection with the initial conversion pursuant to Section 1 above shall similarly apply mutatis mutandis to any additional conversion made in accordance with this Section 3.

4. Limited Release. The Parties acknowledge and agree that, following the Lender’s receipt of the Conversion Shares, the Conversion Amount shall be considered paid in full, the Lender will be deemed to have released all claims held by it with respect to such Conversion Amount and the Company shall have no further repayment obligations to the Lender with respect to the Conversion Amount; provided, however, that the amount of principal and accrued and unpaid interest outstanding under the Facility Agreement (other than the Conversion Amount) shall, subject to the terms and conditions of the Facility Agreement, continue to be outstanding and the Company’s obligations in respect of such amounts shall not be impaired or otherwise affected by the Conversion.

5. Representations and Warranties of the Lender. The Lender represents and warrants to the Company as follows:

5.1 The Lender has all requisite corporate power and authority to enter into the Transaction Documents and to carry out the transactions contemplated by, and perform its obligations under, the Transaction Documents.

5.2 The execution and delivery and performance of the Transaction Documents by the Lender has been duly authorized by all necessary corporate action on the part of the Lender.

5.3 The execution and delivery of, and the performance of the transactions contemplated by, the Transaction Documents by the Lender do not and will not violate any provision of any law or any governmental rule or regulation applicable to the Lender or its articles of incorporation, bylaws or other organizational documents or any order, judgement or decree of any court or other agency of government binding on the Lender.

5.4 The Lender is acquiring the Conversion Shares for its own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof for purposes of the U.S. Securities Act of 1933, as amended (the “Securities Act”).

5.5 The Lender understands and acknowledges that an investment in the Company is highly speculative and involves substantial risks. The Lender can bear the economic risk of its investment and is able, without impairing its financial condition, to hold the Conversion Shares for an indefinite period of time and to suffer a complete loss of its investment.

5.6 The Lender represents that it is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Commission under the Securities Act.

5.7 The Lender understands that the Conversion Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from registration is otherwise available.

6. Representation and Warranties of the Company. The Company hereby represents, warrants, acknowledges and covenants to the Lender (and acknowledges that the Lender is relying thereon) that:

6.1 The Company is duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company is not in violation or default of any of the provisions of its articles of incorporation, bylaws or other organizational documents, in each case, as amended and as in effect on the date hereof (the “Organizational Documents”). The Company has furnished or made available to the Lender true and correct copies of each of the Company’s Organizational Documents.

6.2 The Company has the requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents and to issue the Conversion Shares in accordance with the terms hereof. The execution, delivery and performance by the Company of the Transaction Documents and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no further consent or authorization of the Company, its board of directors or its shareholders, or any other person or entity (including any governmental authority and any securities exchange), is required in order for the Company to execute, deliver and perform its obligations under the Transaction Documents. The Transaction Documents have been duly executed and delivered by the Company and constitute a valid and binding obligation of the Company enforceable against it in accordance with the terms hereof and thereof, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application (including any limitation of equitable remedies).

6.3 The Conversion Shares have been duly authorized by all necessary corporate action on the part of the Company. The Conversion Shares, when issued to the Lender in accordance with this Agreement, shall be validly issued and outstanding, fully paid and non-assessable and free from all liens, charges, taxes, security interests, encumbrances, rights of first refusal, preemptive or similar rights and other encumbrances with respect to the issue thereof, and the Lender shall be entitled to all rights accorded to a holder of Common Shares with respect to the Conversion Shares.

6.4 The execution, delivery and performance by the Company of the Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby do not and shall not (i) result in a violation of any provision of the Organizational Documents, (ii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give rise to any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or is bound, (iii) create or impose a lien, charge or encumbrance on any property or assets of the Company or any of its Subsidiaries under any agreement or any commitment to which the Company or any such Subsidiary is a party or by which the Company or any of its Subsidiaries is bound or to which any of their respective properties or assets is subject, or (iv) result in a violation of any Canadian or U.S. federal, state, provincial, local or foreign statute, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries are bound or affected (including any applicable securities laws in the U.S. and Canada and the rules and regulations of the Nasdaq Capital Market or the Toronto Stock Exchange (the “TSX”)).

6.5 As of the date hereof, the authorized share capital of the Company consists of an unlimited number of Common Shares, of which (i) 2,143,366 shares are issued and outstanding, (ii) zero shares are held as treasury shares, (iii) 39,280 shares are reserved for future issuance pursuant to the Company’s equity incentive plans, of which approximately 12,930 shares remain available for future option grants or stock awards, and (iv) 1,267,585 shares are reserved for issuance upon the exercise of warrants issued by the Company. All of such outstanding Common Shares have been, or upon issuance will be, validly issued and are fully paid and non-assessable. Except as disclosed in Schedule 6.5 hereto, (i) no shares of the Company’s authorized capital are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company, (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any Common Shares of the Company or any common shares of any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of the Company or any of its Subsidiaries, (iii) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act (except the Original IRA), (iv) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries, (v) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Conversion Shares as described in this Agreement and (vi) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.

SCHEDULE 6.5

Not Applicable

6.6 The Company is not required under any Canadian or U.S. federal, state, provincial, local or foreign law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency (including, without limitation, the Nasdaq Capital Market and the TSX) in order for it to execute, deliver or perform any of its obligations under the Transaction Documents, or to issue the Conversion Shares to the Lender in accordance with the terms hereof (other than such consents, authorizations, orders, filings or registrations as have been obtained or made prior to the date hereof); provided, however, that for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the representations and warranties of the Lender in the Transaction Documents, as applicable, and the compliance by the Lender with its covenants and agreements contained in the Transaction Documents, as applicable.

6.7 The Company has complied and shall comply with all applicable securities laws in connection with the offer, issuance and sale of the Conversion Shares hereunder, including, without limitation, the applicable requirements of the Securities Act. Each registration statement, upon filing with the Commission and at the time it is declared effective by the Commission, shall satisfy all of the requirements of the Securities Act to register the resale of the Conversion Shares included therein by the Lender on a delayed or continuous basis under Rule 415 under the Securities Act at then-prevailing market prices, and not fixed prices. The Company is not, and has not previously been at any time, an issuer identified in, or subject to, Rule 144(i).

6.8 The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Organizational Documents or the federal laws of Canada that is or could become applicable to the Lender as a result of the Investor and the Company fulfilling their respective obligations or exercising their respective rights under the Transaction Documents and the transactions contemplated hereby and thereby (as applicable), including, without limitation, as a result of the Company’s issuance of the Conversion Shares and the Lender’s ownership of the Conversion Shares.

6.9 Assuming the Lender’s ownership of the Company’s equity securities set forth on Exhibit A, the Lender, after giving effect to the Conversion, shall continue to be able to fully exercise its warrants to purchase Common Shares and fully exercise its voting rights with respect to the Common Shares it would receive upon full exercise thereof (together, the “Warrant Exercise”), none of which shall violate any of the representations and warranties made by the Company in the Transaction Documents as if they applied to the Warrant Exercise mutatis mutandis.

6.10 The Company has received the conditional approval of the TSX to the listing and posting of the Conversion Shares subject only to satisfaction by the Company of certain standard post-closing conditions imposed by the TSX. No approval of the Nasdaq Capital Market is required to the listing of the Conversion Shares thereon.

6.11 Schedule 6.11 hereto sets forth the name and jurisdiction of formation or incorporation of each subsidiary (each, a “Subsidiary”, and collectively, “Subsidiaries”) of the Company as of the date hereof and, except as set forth on Schedule 6.11, the Company does not have any other Subsidiaries as of the date hereof. No Subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s share capital, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s property or assets to the Company or any other Subsidiary of the Company.

SCHEDULE 6.11

Name	State/Jurisdiction of Incorporation
Aptose Biosciences U.S. Inc.	Delaware
NuChem Pharmaceuticals Inc.	Ontario, Canada

7. Opinion of Counsel. Concurrently with the Conversion, and as a condition thereto, the Company shall provide the Lender with the opinion of Canadian and U.S. counsel to the Company, in the form agreed upon by the Parties.

8. Notices.

8.1 All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the Party to be notified; (ii) when sent, if sent by electronic mail during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt.

8.2 All communications shall be sent as to the Company to the principal office of the Company and to the attention of William G. Rice, Ph.D., President and Chief Executive Officer, Aptose Biosciences Inc., 66 Wellington Street West, Suite 5300, TD Bank Tower, Box 48, Toronto, Ontario M5K 1E6, Canada (email: [***]), or in any case to such email address or address as subsequently modified by written notice given in accordance with this Section 8. If notice is given to the Company, a copy (which copy shall not constitute notice) shall also be sent to [***].

8.3 All communications shall be sent as to the Lender to Hanmi Pharmaceutical Co., Ltd. and to the attention of [***], Manager, Global Business Development, Hanmi Pharmaceutical Co., Ltd., 14 Wiryeseongdae-ro, Songpa-gu, Seoul, 05545, Korea (email: [***]), or in any case to such email address or address as subsequently modified by written notice given in accordance with this Section 8. If notice is given to the Lender, a copy (which copy shall not constitute notice) shall also be given to (i) Keith R. Chatwin, Stikeman Elliott LLP, 4200 Bankers Hall West, Calgary, Alberta, Canada, T2P 5C5 (email: [***]) and (ii) Matthew D. Berger, Tiffany K. Lee and Jeffrey S. Hochman, Willkie Farr & Gallagher LLP, 1801 Page Mill Road. Palo Alto, California 94304 and 787 Seventh Avenue, New York, NY 10019 (email: [***]).

9. Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York, without regard to conflicts of laws principles.

10. Entire Agreement. The Transaction Documents, the Facility Agreement and the exhibits and other documents delivered pursuant hereto and thereto constitute the full and entire understanding and agreement among the Parties with regard to the Conversion, and no Party shall be liable or bound to any other party in any manner by any representations, warranties, covenants or agreements except as specifically set forth herein or therein.

11. Further Assurances. Each Party to this Agreement agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

12. Amendments. No provision of this Agreement may be amended or waived except by an instrument in writing signed by the Parties.

13. Assignment. No Party shall assign any of its rights or be relieved of its obligations hereunder without the prior written consent of the other Party, and any purported assignment without such other Party’s prior written consent shall be null and void ab initio.

14. Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

APTOSE BIOSCIENCES INC.

By:	/s/ Fletcher Payne
Name: Title:	Fletcher Payne Chief Financial Officer

HANMI PHARMACEUTICAL CO., LTD.

By:	/s/ Jae Hyun Park
Name: Title:	Jae Hyun Park CEO

[Signature Page to Debt Conversion and Interest Payment Agreement]

EXHIBIT A

Lender Name	Portion of Indebtedness Amount to be Converted (Conversion Amount)	Common Shares Received for Conversion
Hanmi Pharmaceutical Co., Ltd.	USD 1,513,533.10	409,063

Equity Securities of the Company owned by the Lender as of the Effective Date (without giving effect to the Conversion):

Common Shares: 99,647

Warrants to Purchase Common Shares: 77,972

Equity Securities of the Company owned by the Lender as of the completion of the Conversion:

Common Shares: 508,710

Warrants to Purchase Common Shares: 77,972 (same as above)

Calculation of the 5-day Average of the Nasdaq Closing price:

Conversion ratio price $3.70 based on the 5-day average closing price on Nasdaq.

Calculation of: Portion of Indebtedness Amount to be Converted

(Conversion Amount)

5 day average Nasdaq closing price date 3/18/25 3/17/25 Closing price $ 3.760 $3.790 Hanmi Conversion of Debt to Common Stock 3/18/25 Undiluted Ownership % Calculation C/S Pre DCA Aptose Share 2,143,366

EXHIBIT B

SECOND AMENDED AND RESTATED INVESTOR’S RIGHTS AGREEMENT

[PROVIDED AS SEPARATE EXHIBIT]